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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ERLY INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)

                               THE POWELL GROUP
                      FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     (4) Date Filed:

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Notes:

[LETTERHEAD OF THE POWELL GROUP]       Vote at ERLY Industries'
                                            Annual Meeting
                                 Against Current Management Who Have Been
                                       Found Liable by a Jury for
                                          CONSPIRACY AND FRAUD.
                                                     ---



                                October 6, 1997



Dear Fellow ERLY Shareholder:

     Over the past several weeks I have had the opportunity, indeed the pleasure, to speak with many ERLY shareholders regarding The Powell Group's efforts to maximize the value of our mutual investment in ERLY. Thank you for your many expressions of support and confidence -- they are important to us, particularly in light of Gerald Murphy's mud-slinging campaign to divert your attention from what we believe are the crucial issues in this campaign, including his record of abysmal performance.

     One thing now should be crystal clear to all ERLY shareholders: Gerald Murphy and his Board of Directors have failed to properly represent your interests as an ERLY shareholder and they have failed to maximize the value of your ERLY investment.

     The Powell Group is offering ERLY shareholders a unique opportunity to change things for the better -- a new, highly-qualified and experienced Board of Directors dedicated to achieving attractive returns for all shareholders and a well-conceived business plan to achieve that result. Regardless of the size of your investment, we urge you to take advantage of this unique opportunity -- it may never come again -- by promptly signing, dating and mailing your BLUE proxy.

                 ERLY'S RECORD IS CLEAR - CHANGE IS ESSENTIAL

     In a last ditch effort to keep his job, Gerald Murphy now wants ERLY shareholders to believe that management's strategy is working. Just last week, Mr. Murphy told you that "... we have continued the progress the Company has made in the last five years." We urge you to closely examine the FACTS. Then, you be the judge of Mr. Murphy's so-called "progress":

FACT: On August 15, 1997, ERLY reported a huge loss for the first quarter of ERLY's current fiscal year. For the quarter ended June 30, ERLY reported a loss of $4.8 million or $.99 per share compared to a loss of $1.25 million or $.27 per share for the comparable quarter of 1996. Stockholders' equity plummeted as a result of this loss, declining approximately 18% during the first quarter of the current fiscal year.

FACT: On August 28, 1997, Standard & Poor's lowered its corporate credit rating for American Rice (ERLY's primary subsidiary) to CCC+ from B and also lowered its rating on American Rice's $100 million mortgage notes.

FACT: Today, ERLY Industries is burdened with excessive and expensive debt - ERLY's ratio of total debt (including short-term bank debt) to equity is over 10 to 1 and ERLY pays (through ARI) approximately 15% in annual
        ------------
        interest charges on the $100 million mortgage notes.

    ERLY shareholders should ask themselves if this is the "progress" to which Mr. Murphy refers. If so, I'm not sure we can afford any more of Mr. Murphy's "progress". Mr. Murphy doesn't stop there, however, in his effort to get your vote. Mr. Murphy also touts his management team as having extensive experience in the food industry. Mr. Murphy goes on to say: "Doug [his son] and I believe we have a professional management team with unmatched experience in the industry."

FACT: Mr. Murphy, his son, Doug, their "professional management team" and ERLY's Board of Directors are responsible for bringing ERLY's shareholders the following:

X       Three Failed Diversification Attempts
X       Liquidity Crisis
X       Default on Public Debt
X       Common Stock Delisting from the NASDAQ National
         Market
X       No Cash Dividends EVER!
X       Failed Relationships
X       Failure to Enhance Shareholder Value

FACT: In June 1997, Mr. Murphy convinced ERLY to grant him a lucrative golden parachute employment agreement that will pay him more than $1,750,000 over five years following a change of control of the company if his employment is terminated or, in certain circumstances, even if he voluntarily resigns.
          ------------------------------

     Finally, given ERLY's poor financial results and woeful stock performance/1/ we are astounded that Murphy is asking shareholders to approve actions which could diminish your rights and, by ERLY's own admission, possibly affect negatively the price of your ERLY stock. Many professional investors believe there is a strong link between good corporate governance practices and strong financial performance; yet, Mr. Murphy wants your vote to prohibit cumulative voting and to eliminate your right to act by written consent. Consider the following admissions contained in ERLY's own materials:

FACT:     ERLY admits in its proxy statement:

          "...THE PROPOSED AMENDMENTS...COULD...HAVE THE EFFECT OF ENTRENCHING INCUMBENT MANAGEMENT." (ERLY Proxy Statement, page 6)

          "The Amendments, if they are adopted, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of [ERLY], even though such an attempt might be beneficial to [ERLY] and its shareholders...." (ERLY Proxy
          Statement, page 7)

          "It is possible that one effect of the Amendments, if they are adopted, would be a reduction in the price of [ERLY's] Common Stock
          ...." (ERLY Proxy Statement, page 7)

     Finally, we were astounded to read in Mr. Murphy's latest letter his lame excuse for prohibiting cumulative voting: "Elimination of cumulative voting is necessary to keep Nanette Kelley from becoming a member of your Board." What is Mr. Murphy afraid of: my voice on the board, an independent voice, dedicated to protecting shareholder interests instead of Mr. Murphy's own personal interests?

     We strongly believe that the FACTS are compelling evidence that change is essential at ERLY. In what we are convinced is your own best interest, we urge you to take the important step to institute essential changes at ERLY -- changes that we believe will maximize your ERLY investment. PLEASE SIGN, DATE AND MAIL YOUR BLUE PROXY -- PLEASE ACT TODAY!

                              A QUESTION OF TRUST

     Putting aside Mr. Murphy's history of poor business decisions -- decisions that, in our opinion, are responsible for your woeful stock performance -- the recent civil jury verdict in Texas raises additional issues for shareholders to carefully consider.

     As you may know, on September 9, 1997, a civil jury in Texas returned a nearly $18 million verdict against Gerald Murphy, Douglas Murphy, ERLY and American Rice finding that they committed fraud and were part of a conspiracy that damaged the plaintiffs. IN FACT, THE ACTIONS OF THE MURPHYS HAVE GIVEN RISE TO A VERDICT THAT COULD RESULT IN AN AWARD FOR

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/1/ For a ten year period through August 19, 1987, ERLY Stock increased a mere
26.5%, while the returns on the S&P Food Products Companies and the S&P 500 increased 244% and 173%, respectively.

DAMAGES AND COSTS AGAINST ERLY AND/OR AMERICAN RICE OF AS MUCH AS $10 MILLION -- ALMOST 50% OF ERLY'S STOCKHOLDERS' EQUITY! YOU SHOULD ASK YOURSELF THE
FOLLOWING:

 .  Why were ERLY and American Rice involved in litigation relating to the
   Murphys' personal failed real estate investment?
            --------

 . Why did the Murphys take actions which have subjected ERLY and American Rice to millions of dollars of potential liability and legal costs?

 . Does someone found liable by a jury for FRAUD AND CONSPIRACY deserve to be on the board of directors of this company?

     The civil jury has returned its verdict -- now you be the judge. Please sign, date and mail your BLUE proxy. Also, remember not to sign any card you may receive from ERLY.

                    THE CHOICE IS CLEAR -- THE POWELL GROUP

     In conclusion, let's set the record straight-for-once and for all. In his recent letter, Mr. Murphy has manufactured unwarranted personal attacks on me. Here is the plain, unvarnished truth: IT IS SIMPLY NOT TRUE! What's clear to me is that Mr. Murphy will stop at nothing and say anything in his last-ditch efforts to retain control of ERLY. Murphy's allegations are nothing more than a smoke screen to divert your attention from the facts. Why must Mr. Murphy resort to such conduct? The answer is simple: ERLY's performance under Mr. Murphy is a failure and his record is indefensible.

     The Powell Group is providing ERLY shareholders with a clear choice - a team of experienced, successful business people with honesty and integrity, dedicated to reversing the decline in ERLY's stock and putting ERLY on a course to achieve attractive returns for all shareholders. Our well-conceived business plan, outlined in the accompanying sheet, is designed to aggressively address the three critical problem areas facing ERLY: CASH, CAPITAL AND CONFIDENCE. We urge you to review it carefully, as we believe it sets forth a blueprint for ERLY's future success. And, consider carefully the experience and qualifications of our nominees who have dedicated themselves to one primary objective-- enhancing the value of your investment in ERLY. THE CHOICE IS CLEAR-- THE CHOICE IS YOURS. PLEASE SIGN, DATE AND MAIL YOUR BLUE PROXY TODAY. EVERY VOTE IS IMPORTANT AND YOUR VOTE CAN MAKE A DIFFERENCE, SO PLEASE ACT TODAY.

     Thank you and call us collect if you have any questions at (504) 922-4663. D.F. King is also available to answer your questions at (800) 290-6430.

     We look forward to acting on your behalf and in your best interests.

                                       Sincerely,



                                       Nanette N. Kelley

NNK/wsr

Enclosure

P.S. None of our directors have been found liable for conspiracy or fraud.

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                                   IMPORTANT

     . Because only your latest proxy counts, even if you have already executed a BLUE proxy, it is important that you execute a new BLUE proxy to make certain that your vote counts. Please do so today, and than you for your cooperation.

     .  Management has admitted that eliminating cumulative voting and the
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        ability to act by written consent may have the effect of entrenching
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        current management and may have an adverse impact on ERLY's stock price.
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        We strongly urge a vote in favor of our nominees for the board members, against the elimination of cumulative voting (Proposal #2) and against the elimination of the right of shareholders to act by written consent (Proposal #3).

     . If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him/her to vote on the BLUE proxy card. You should also return your BLUE proxy by mail once received.

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     The foregoing letter has been sent on behalf of The Powell Group, Farmers
Rice Milling Company, Inc. and Nanette N. Kelley (together "The Powell Group") in connection with The Powell Group's solicitation of proxies for use at the Annual Meeting of Shareholders scheduled for Friday, October 17, 1997. As of the record date for the Annual Meeting, Farmers Rice owned an aggregate of 171,933 shares of the Company's common stock and Nanette N. Kelley owned an aggregate of 16,400 shares of the Company's common stock, together, representing in the aggregate approximately 3.6% of the common stock outstanding as of the record date.

                            ABOUT THE POWELL GROUP

     Founded in 1985, The Powell Group is a diversified holding company based in Baton Rouge, Louisiana. TPG owns and operates subsidiaries in the business of rice milling, rice farming and rice hull-fired power generation. TPG also has interests in radio broadcasting, travel management, land development, commercial real estate development and holdings, timber holdings and residential construction.

     Nanette N. Kelley, elected President and Chief Executive Officer of TPG in 1991, led a restructuring of TPG's business which occurred over the course of three years. Thereafter, she implemented a strategic plan which included selling unprofitable assets, integrating TPG's rice business and real estate business and acquiring positions in the radio broadcast industry. The strategic plan has been successful and shareholder value has increased significantly.

     The Powell Group's wholly--owned subsidiary, Farmers Rice Milling Company, Inc., a Louisiana corporation, engages in the purchase and milling of rough rice and the sale of rice and rice byproducts. Its mill, located approximately five miles east of Lake Charles, Louisiana, is capable of milling 900 cwts (hundred weights) of rough paddy rice per hour. Hardy Rice Dryer, a division of Farmers Rice, operates in Lacassane Louisiana as Louisiana's largest rough rice and soybean storage facility. Farmers Rice is in the rice commodity business with no private labels and no packaging in sizes smaller than 25 pound bags. Farmer's Rice purchases its rough rice from farmers, agricultural cooperatives and brokers and sells the milled rice to grain exporters in the United States, foreign governments and other large consumer groups. Farmer's Rice also produces rice grain and broken rice for brewing and animal feed businesses.

                         NOMINEES OF THE POWELL GROUP

     WILLIAM D. BLAKE: Mr. Blake has served since 1961 as General Manager of Quatre Parish Company and of John A. Bel Estate and since 1988 as President of The Lacassane Company. These companies are primarily focused on the agriculture/land holdings field. Mr. Blake's experience extends particularly to the rice, timber, oil and gas and real estate industries. Mr. Blake graduated from Louisiana State University in 1955 with a degree in geology.

     EUGUENE A. CAFIERO: Mr. Cafiero has been Chairman of Voltarc Technologies, Inc., a major manufacturer of specialty lamps and wiring devices for germicidal, aerospace, reprographic, illuminated sign and other applications, since 1993. From 1986 to 1993, Mr. Cafiero served as Chairman and CEO of KD Holdings, Inc. MR. Cafiero is the past president and chief operating officer and vice chairman of Chrysler Corporation, CEO of Ariadne Australia, Ltd., President and CEO of Mid-American Communications and President of Kenne Corporation as well as principal founder of Computerized Security Systems. Mr. Cafiero is a graduate of Dartmouth College and holds a Master of Science in Industrial Management from MIT. He has served as an overseer at the Tuck School of Business and on the Visiting Committee of the MIT Sloan School of Business Management.

     NANETTE N. KELLEY: Mrs. Kelley has been the President and Chief Executive Officer of The Powell Group since 1991. She presently serves on the Board of Trustees of the Pennington Biomedical Research Foundation, and as Vice Chairman of General Health Systems, an integrated health care delivery system. She serves on the Board of Directors of Union Planters Bank and The Lacassane Company. Mrs. Kelley teaches at Louisiana State University in the undergraduate and MBA programs. She holds multi-engine and instrument pilot licenses and is active in philanthropic and community affairs.

     ROBERT ARTHUR SEALE: Mr. Seale was a senior partner and administrative head of the Personal Tax & Estates Group of the law firm Vinson & Elkins in Houston, Texas until his retirement in March 1997. Mr. Seale practiced law with Vinson & Elkins since 1969, focusing on tax and financial structuring of businesses involved in mining, aircraft manufacturing, thoroughbred racing and breeding, banking and real estate development. Mr. Seale is a Fellow of the Texas Bar Association and a Fellow of the Houston Bar Association. He earned both his undergraduate and Juris Doctor degrees from Louisiana State University in 1964 and 1967, respectively.

     JOHN M. SPAIN: Mr. Spain has been the Managing Director of The Powell Group since 1995. From 1989 to 1995, Mr. Spain served as the Station Manager for Baton Rouge television station WBRZ-TV. Mr. Spain has twice been awarded the Peabody Award, considered to be the Pulitzer Prize of Broadcasting. Mr Spain has chaired the Radio Television News Directors Association, the Baton Rouge Chamber of Commerce and the Louisiana Arts & Science Center. Mr. Spain also serves on the boards of various charitable and philanthropic organizations.

             THE POWELL GROUP'S PLAN TO INCREASE SHAREHOLDER VALUE

     THE POWELL GROUP'S BUSINESS PLAN TO ENHANCE VALUE FOR ALL ERLY SHAREHOLDERS IS PROPOSED TO SOLVE THE THREE MAJOR CRISES FACING YOUR COMPANY: CAPITAL, CASH AND CONFIDENCE. We believe that adoption of our plan will restore ERLY's balance sheet and improve profitability and cash flow. MOST IMPORTANTLY, HOWEVER, IT IS DESIGNED TO ENHANCE VALUE FOR ALL ERLY SHAREHOLDERS AND REVERSE THE DISMAL STOCK PERFORMANCE. PLEASE CAREFULLY REVIEW OUR PLAN TO RESTORE ERLY:

                                  - CAPITAL -

 .  INCREASE SHAREHOLDERS' EQUITY.  As the first step in increasing shareholders'
   -----------------------------
equity, we will divest operations that we determine are underperforming in order to pay down debt and strengthen ERLY's balance sheet.

 .  REDUCE THE COST OF BORROWED FUNDS.  We will implement lower cost financing as
   ---------------------------------
soon as possible to reduce interest costs, subject to our ability to extricate ERLY from its existing loan arrangements; or, in the alternative, purchase the mortgage notes in the open market.

 .  ENTER STRATEGIC NEW MARKETS WITH FOOD PRODUCTS. We intend to aggressively
   ----------------------------------------------
enter new markets with potential for increased profitability, exploiting, for example, the strategic relationship between rice and olives. Our focus will be to increase profitability and we intend to reduce risks in foreign markets through controlling market diversification.

 .  ACQUIRE DIVERSIFIED STRATEGIC ASSETS.  Following acceptable increases in
   ------------------------------------
shareholders' equity, profitability, and cash flow, we intend to acquire assets which integrate vertically into each of ERLY's business lines, but only if they immediately add to earnings.

 .  PAY DIVIDENDS. As soon as practicable in light of ERLY's financial situation,
   -------------
we will adopt a policy providing for the annual distribution of earnings.

                                   - CASH -

 .  IMPROVE ERLY'S RELATIONSHIPS WITH SUPPLIERS TO REDUCE RAW SUPPLY COSTS.
   ----------------------------------------------------------------------
ERLY's current cash flow situation restricts its ability to pay for supplies at the time of purchase which results in higher raw rice costs and less favorable payment terms. By reducing interest costs and improving the Company's cash flow, we will improve payment times to suppliers, thereby reducing purchasing costs.

 .  REDUCE OVERHEAD COSTS. Savings will be achieved by closing unnecessary
   ---------------------
offices (including ERLY's high-priced penthouse office in L.A.), and moving necessary personnel to less expensive space.

 .  REDUCE OPERATIONAL COSTS. Disciplined management and budgeting practices will
   ------------------------
be adopted to reduce Company expenditures.

 .  RESOLVE OUTSTANDING EXTRAORDINARY LITIGATION.  ERLY's exposure from pending
   --------------------------------------------
litigation is enormous and must be reduced. We will use our management skills and best efforts to resolve such litigation, to the extent possible, on favorable terms.

                                - CONFIDENCE -

 .  RESTORE CONFIDENCE WITH THE FINANCIAL COMMUNITY AND WITH INVESTOR
   -----------------------------------------------------------------
SHAREHOLDERS.  We will launch a public relations campaign for the investment
------------
community, focusing on restoring confidence in an effort to increase the market awareness of, and support for, ERLY stock. We believe these efforts will increase shareholder value. Shareholder participation at all levels will be encouraged and we will enact a plan of regular and open communications with all ERLY shareholders.